Exhibit 4.10
THIS STOCK PURCHASE WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THIS WARRANT IS ALSO SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 5 HEREOF.
WARRANT TO PURCHASE SHARES
OF COMMON STOCK, NO PAR VALUE, OF
ROCKWELL MEDICAL TECHNOLOGIES, INC.
March 8, 2010
     THIS STOCK PURCHASE WARRANT (“Warrant”) CERTIFIES THAT, for value received, subject to the provisions hereinafter set forth, RJ AUBREY IR SERVICES LLC (the “Holder”) is entitled to purchase from Rockwell Medical Technologies, Inc., a Michigan corporation, and its successors and assigns (the “Company”) up to 20,000 shares (the “Warrant Shares”) of common stock of the Company, no par value (the “Common Stock”). This Warrant is subject to the provisions and adjustments, and exercise hereof is subject to and will be made on the terms and conditions, hereinafter set forth.
     The following is a statement of the rights of the Holder of this Warrant and the terms and conditions to which this Warrant is subject, to which terms the Holder hereof, by acceptance of this Warrant, assents.
1. EXERCISE OF WARRANT
     (a) This Warrant shall become earned as follows:
(i)	5,000 Warrant Shares upon execution hereof;

(ii)	5,000 Warrant Shares on April 1, 2010;

(ii)	5,000 Warrant Shares on July 1, 2010; and

(ii)	the remaining 5,000 Warrant Shares on October 1, 2010;
provided, that if the agreement, dated March 8, 2010, between the Company and Holder (the “Advisory Agreement”) is terminated (A) by the Company due to a “material breach” of the Advisory Agreement by Holder (as defined in the Advisory Agreement) or

(B) by Holder, any unearned portion of the Warrant at the time of such termination will expire and not become exercisable.
The exercise price for the Warrant Shares is $6.14 per share, the closing bid price on March 8, 2010 (the “Exercise Price”). Subject to the conditions set forth herein, this Warrant, to the extent earned as provided above, may be exercised at and after March 8, 2011 in whole at any time or in part from time to time until the close of business on March 8, 2013 (the “Expiration Date”) by the Holder by the surrender of this Warrant at the principal office of the Company, accompanied by a signed notice of exercise in the form attached hereto and payment to the Company of the Exercise Price for each of the Warrant Shares intended to be purchased. Such payment shall be made by Holder to the Company in the form of cash, a certified or cashier’s check or by means of the cashless method described in Section 1(b) of this Warrant. Notwithstanding any other provision in this Warrant to the contrary, this Warrant shall not be deemed exercised until payment in full of the applicable Exercise Price for the Warrant Shares to be purchased has been received by the Company as specified in this Section 1.
     (b) The Holder may exercise the Warrant by the surrender of this Warrant at the principal office of the Company on or before the Expiration Date together with a written notice of cashless exercise, in which event the Company shall issue to the Holder the number of shares of Common Stock determined as follows:
X = (Y x (A-B))/A
where:
X =	the number of shares of Common Stock to be issued to the Holder;
Y =	the number of Warrant Shares with respect to which this Warrant is being exercised;
A =	the average of the high and low trading prices per share of the Common Stock on the Nasdaq Stock Market for the five trading days immediately preceding (but not including) the date of exercise; and
B =	the Exercise Price (as adjusted to the date of such calculation).
2. ADJUSTMENTS
     (a) In the event the Company shall (i) pay a dividend to the holders of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, then (A) the number of Warrant Shares that, at such time, remain available for purchase pursuant to this Warrant (“Available Warrant Shares”) shall be adjusted so that such amount is equal to the number of shares of Common Stock which Holder would have owned immediately after such event had the number of Available Warrant Shares immediately prior to the occurrence of such event been owned on the record date for such event and (B) the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to such event by a fraction

(x) the numerator of which is the total number of outstanding shares of Common Stock immediately prior to such event, and (y) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event. Such adjustment shall become effective immediately after the opening of business on the day following such record date or the day upon which such dividend, subdivision or combination becomes effective.
     (b) In the event the Company shall (i) issue by reclassification of its Common Stock any shares of the Company of any class or series, (ii) merge or consolidate with or into another entity (other than a merger in which the Company is the surviving entity and which does not result in any reclassification of the outstanding shares of Common Stock), (iii) sell or otherwise convey to another entity all or substantially all of the assets of the Company followed by the distribution of the proceeds thereof to the shareholders of the Company, or (iv) engage in a share exchange involving all or substantially all of the stock of the Company, then the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, instead of the Available Warrant Shares, the consideration which the Holder would have owned immediately after such event had the Available Warrant Shares been owned immediately prior to the occurrence of such event.
     (c) No adjustment shall be required unless such adjustment would require an increase or decrease of at least one-tenth of a share in the number of Warrant Shares, or at least one-tenth of a cent in the Exercise Price; provided, however, that any adjustment which by reason hereof is not required to be made shall be carried forward and taken into account in any subsequent adjustment.
     (d) No fractional shares of Common Stock shall be issued upon exercise of this Warrant. The number of shares issued shall instead be rounded down to the nearest whole share and any fractional share disregarded.
     (e) The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 2.
3. FULLY PAID STOCK
     The Company agrees that the Warrant Shares delivered upon exercise of this Warrant as herein provided shall, at the time of such delivery, be fully paid and non-assessable, and free from all liens and charges with respect to the purchase thereof. During the period within which this Warrant may be exercised for Common Stock, the Company will at all times have authorized, and hold in reserve for issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

4. LOST OR STOLEN WARRANTS
     In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like date, tenor, and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of the lost, stolen or destroyed Warrant, upon receipt of an indemnity agreement or bond from Holder reasonably satisfactory to the Company.
5. ASSIGNMENT
     This Warrant is not assignable or transferable and any such attempted assignment or transfer shall be null and void unless the Holder has received the prior written consent of the Company to any such assignment or transfer; provided however that this Warrant may be transferred to an “affiliate” (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Holder if such affiliate is an “accredited investor” (as defined in Rule 501 under the Securities Act of 1933) and agrees to be bound by the terms and provisions of the Advisory Agreement and this Warrant as if, and to the fullest extent as, RJ Aubrey IR Services LLC. The Company may deem and treat the Holder as the absolute owner of this Warrant (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary.
6. SECURITIES MATTERS
     (a) Neither this Warrant nor the Warrant Shares have been registered under the Securities Act of 1933, as amended (the “Act”), or any applicable “Blue Sky” laws. By acceptance of this Warrant, the Holder represents and warrants to the Company that Holder (i) is receiving this Warrant and, upon exercise, is acquiring the Warrant Shares for Holder’s own account and not on behalf of others, and is not taking this Warrant or any of the Warrant Shares with a view to the “distribution” thereof (as that term is defined in the Act and the rules and regulations of the Securities and Exchange Commission thereunder); (ii) will not offer, distribute, sell, transfer or otherwise dispose of this Warrant or the Warrant Shares except pursuant to (A) an effective registration statement under the Act and any applicable Blue Sky laws with respect thereto, or (B) an opinion addressed to the Company, which opinion and the counsel rendering it reasonably are deemed satisfactory to the Company, that such offering, distribution, sale, transfer or disposition is exempt from registration under the Act and any applicable Blue Sky laws; (iii) represents at the date of this Warrant that (A) Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Act, (B) Holder’s financial condition is such that Holder is able to bear the risk of holding the Warrant and the Warrant Shares for an indefinite period of time, and (C) Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the risks and merits of acquiring and exercising the Warrant; and (iv) acknowledges that, at the time of exercise of the Warrant, (A) Holder will have access to all of the Company’s reports filed electronically with the Securities and Exchange Commission, (B) Holder has had the opportunity to ask questions and receive answers concerning the terms of the Warrant, and (C) Holder will have such knowledge and experience in financial and business matters that Holder is capable at such time of evaluating the risks and merits of exercising the Warrant. Except to the extent that the sale of the Warrant Shares by the Company upon exercise of the Warrant has been registered under the Act, each and every certificate representing Warrant Shares delivered upon exercise of this Warrant shall bear the following legend:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
     (b) Anything to the contrary herein notwithstanding, the Company’s obligation to sell and deliver Common Stock pursuant to the exercise of this Warrant is subject to its receipt of satisfactory assurance that the issuance of such shares shall not violate any of the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No Warrant Shares shall be issued until counsel for the Company has determined that the Company has complied with all requirements under applicable securities laws.
7. NO RIGHTS AS SHAREHOLDER
     Nothing contained in this Warrant shall be construed as conferring upon the Holder any rights as a shareholder of the Company.
8. MISCELLANEOUS
     (a) All covenants and agreements of the Company in this Warrant shall be binding upon the Company’s successors and assigns.
     (b) This Warrant shall be construed and enforced in accordance with the laws of the State of Michigan without regard to choice of law principles that would compel the application of the law of any other jurisdiction.
     (c) Except as provided in Section 2, this Warrant may be amended only with the written consent of the Company and the Holder.
     (d) Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person or sent by United States mail, by registered mail, postage prepaid, or by courier or express delivery service (including, without limitation, Federal Express and UPS), and if to the Holder, addressed to the Holder at 321 Grandview, Glen Ellyn, IL 60137, and if to the Company, addressed to it at 30142 Wixom Road, Wixom, Michigan 48393, Attention: Chief Financial Officer, or to such other address or attention as shall be furnished in writing by the Company or the Holder. Any such notice or other communication shall be deemed to have been given as of the date received.

     (e) In the event of any conflict between this Warrant and the Advisory Agreement, the terms of this Warrant shall control.
     IN WITNESS WHEREOF, the undersigned has caused this Warrant to be signed by a duly authorized officer and this Warrant to be dated as of the date set forth above.

ROCKWELL MEDICAL TECHNOLOGIES, INC.
By:	/s/ Thomas E. Klema
Its: Chief Financial Officer

NOTICE OF EXERCISE
Rockwell Medical Technologies, Inc.
30142 Wixom Road
Wixom, Michigan 48393
Attention: Chief Financial Officer
          A Warrant was issued to the undersigned as of March 8, 2010 to purchase up to 20,000 shares of Rockwell Medical Technologies, Inc. common stock at the exercise price set forth in the Warrant. The undersigned hereby elects to exercise the Warrant with respect to                                   shares. Payment of the exercise price is being made by (check one):
☐	cash;

☐	certified or cashier’s check delivered with this notice;

☐	cashless exercise method described in Section 1(b) of the Warrant.
          The stock certificate for the shares acquired upon exercise should be issued to:

(name)

(address)

(Social Security No. or EIN)

RJ AUBREY IR SERVICES LLC
By:
RONALD J. AUBREY
Its:
Dated: